                                                                   EXHIBIT 10.33



          CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST
            FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE
         SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED
                              WITH THE COMMISSION.


                                                                  EXECUTION COPY

                  EXCLUSIVE DISTRIBUTION AND LICENSE AGREEMENT


        THIS EXCLUSIVE DISTRIBUTION AND LICENSE AGREEMENT is made and entered into as of the 25th day of July 2002 (this "Agreement"), between EPOCH BIOSCIENCES, INC., a Delaware corporation ("Epoch"), and AMERSHAM BIOSCIENCES CORP., a Delaware corporation ( "Amersham").

                                 R E C I T A L S

        A. Amersham develops, manufactures, markets, distributes and sells proprietary instruments and reagents used to perform genomic analysis.

        B. Epoch wishes to appoint Amersham as its exclusive distributor of Products (as defined below) on the terms and subject to the conditions set forth in this Agreement, and Amersham is willing to accept such appointment.

                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions set forth herein, the parties hereby agree as follows:

1. DEFINITIONS. When used herein, the following capitalized terms shall have the following meanings:

        "AFFILIATE" means, in respect of any specified Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, through the ownership of voting securities or other equity interests, and the terms "controlled" and "common control" have correlative meanings.

        "AGREEMENT" has the meaning set forth in the preamble.

        "AMERSHAM" has the meaning set forth in the preamble.

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        [*]

        "CHANGE IN CONTROL" means a change in ownership or control of Epoch effected through (i) the acquisition, directly or indirectly, by any Person or related group of Persons, of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of Epoch's outstanding securities, or (ii) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of Epoch's outstanding securities are transferred to a Person or Persons different from the persons holding those securities immediately prior to such transaction; or (iii) the sale, transfer or other disposition of all or substantially all of Epoch's assets in complete liquidation or dissolution of Epoch.

        "CATALOGUE PROBE SET" means one or more MGB Eclipse Probes for a specific target, designed by Epoch, pre-validated with synthetic or genomic DNA, and supplied pre-diluted, with the probe, primers and hybridisation buffer in separate containers (but Catalogue Probe Set shall not include any [*]).

        "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 11.1.

        "CUSTOM PROBE SET" means one or more MGB Eclipse Probes, with a probe sequence specified by the customer (which may be determined using the MGB Eclipse Software), and supplied pre-diluted, with the probe, primers and hybridisation buffer in separate containers.

        "EPOCH" has the meaning set forth in the preamble.

        "EPOCH MARKS" means any and all trademarks, trade names, service marks, service names, logos and similar proprietary rights owned, controlled or licensed, or adopted from time to time, by Epoch and used in connection with the marketing, distribution and sale of the Products.

        "FIELD" means the use of oligonucleotide probes for research use only, and specifically excluding: (i) any human or animal diagnostic uses (including any use of the results of any testing performed with any Product for patient management), (ii) any industrial (including food industry) testing, (iii) any forensic testing, and (iv) any environmental testing (including bio-terrorism and bio-warfare).

        "FOREIGN LIST PRICE" has the meaning set forth in Section 4.1.

        "FTE" OR "FULL-TIME EQUIVALENT" means the services of a person suitably qualified for the designated task for a period of one thousand eight-hundred and fifty (1,850) hours on an annualized basis.


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        "KEY CUSTOMERS" shall mean significant customers or potential customers for Catalogue Probe Sets and/or Custom Probe Sets in the Field, who the parties hereto reasonably expect will order a minimum of [*]units of such Products per year.

        "LIST PRICE" has the meaning set forth in Section 4.1.

        "MGB ECLIPSE PROBE" shall mean an oligonucleotide hybridization probe containing a minor groove binder proprietary to Epoch and a quencher proprietary to Epoch at the [*] end of the oligonucleotide and a fluorescent dye at the [*] end of the oligonucleotide.

        "MGB ECLIPSE SOFTWARE" means Epoch's computer software which provides a means to choose oligonucleotides for DNA and RNA based laboratory methods, as more fully described in the MGB Eclipse Software License.

        "MGB ECLIPSE SOFTWARE LICENSE" shall have the meaning set forth in
Section 5.1.

        "ON SITE TECHNICAL SALES AND SUPPORT SERVICES" means the provision of personnel at customer locations to (i) provide technical assistance in conjunction with the activities of sales representatives to develop customer use of the Products, and (ii) provide more advanced technical assistance to customers of the Products in the use of the Products than can be provided as part of the Primary Product Support Services.

        "PERSON" means any natural person or any corporation, partnership, limited liability company, business association, joint venture or other entity.

        "PRIMARY PRODUCT TECHNICAL SERVICES" means the provision of personnel to provide assistance to customers of the Products seeking technical assistance in the use of the Products, via telephone, email or similar remote means.

        "PRODUCTS" means Custom Probe Sets and Catalogue Probe Sets and shall exclude [*].

         "SOFTWARE TECHNICAL SERVICES" means the provision of personnel to provide assistance to customers of the Products seeking technical assistance in use of the MGB Eclipse Software, via telephone, email or similar remote means.

        "SUPPORT SERVICES AGREEMENT" shall have the meaning set forth in Section 7.1.

        "TERRITORY" means the entire world.

        "U.S. LIST PRICE" has the meaning set forth in Section 4.1.

2. DISTRIBUTION AND LICENSE RIGHTS.



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        2.1 APPOINTMENT AS EXCLUSIVE DISTRIBUTOR. Epoch hereby appoints Amersham as Epoch's exclusive (subject to Section 2.2) distributor to market, distribute and sell the Products in the Field in the Territory.

        2.2 RESERVED RIGHTS OF EPOCH.

               (a) As an exception to Amersham's exclusive rights, Epoch shall have a limited right to manufacture MGB Eclipse Probes for a third party for [*] only. The third party may market, promote, sell and distribute under its label Custom Probe Sets on a limited basis and Catalogue Probe Sets on a repeat basis. Nothing herein shall limit Amersham's right to market Products for [*].

               (b) As a further exception to Amersham's exclusive rights, Epoch may sell Products to [*] in the Field in the Territory, for use only by [*] and its Affiliates and not for resale by [*]. Amersham agrees that during the term of this Agreement it shall not sell or otherwise provide Products to [*]. Epoch may also sell Products to customers of [*] who order such Products directly or indirectly through [*] website ("[*] Web Customers"). To the extent permitted under confidentiality agreements with [*] and/or [*] Web Customers, Epoch shall report all sales of Products to [*] Web Customers to Amersham, on a quarterly basis, not more than forty five (45) days after the end of each calendar quarter. Epoch agrees that Amersham may thereafter pursue sales to such identified [*] Web Customers.

               (c) Amersham agrees and acknowledges that it has no rights with respect to [*] and that Epoch may sell such probes, directly or indirectly to customers.

        2.3 TECHNOLOGY LICENSE. During the term and only for the purpose, of this Agreement, Epoch grants Amersham a non-exclusive, non-assignable, non-sublicensable (except to end-user customers of Amersham) and limited license under Epoch's intellectual property rights, including patent rights, to market, promote, sell, import, export and distribute the Products for use in the Field in the Territory, subject to the restrictions and limitations herein.

        2.4 FIELD LIMITATION. Amersham shall not (i) sell or transfer the Products to any Person for use outside the Field, or (ii) sell the Products to any Person which Amersham knows or has reason to know will use, or further sell or transfer for use, outside the Field. In the event that Amersham learns of any use outside the Field of the Products sold hereunder by any Person, it shall (i) promptly notify such Person that such use is in violation of Epoch's intellectual property rights, (ii) cease providing Products to such Person, and
(iii) notify Epoch of its actions. All labeling of the Products and all instructions for use of the Products will conform to the requirements of Section
2.5 below.


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        2.5 LABEL REQUIREMENTS. All labeling for the Products will contain the
Epoch and Amersham names and logos in equal prominence, designating Epoch as the manufacturer and Amersham as the distributor. All advertising and catalogue entries with respect to the Products shall include, in a manner that is reasonably prominent, the name "Epoch MGB Eclipse," or other mutually agreed upon designation, and an acknowledgement that Epoch is the manufacturer of such Product. Amersham may only resell Products that contain a label that clearly and conspicuously states and includes the following: (a) that the Products are for research purposes only, and may not be used for any other commercial, clinical, diagnostic or any other use, and (b) that more information regarding the foregoing can be found in the product insert accompanying such Product.

        2.6 PRODUCT INSERTS. Each Product shall include a product insert that clearly and conspicuously includes:

               (a) all instructions for the use of the Product provided by Epoch to Amersham for inclusion on such product insert; and

               (b) the following information:

                      (i) that the Products are for research purposes only, and may not be used for any other commercial, clinical, diagnostic or any other use, including, without limitation any: (A) human or animal diagnostic uses (including any use of the results of any testing performed with any Product for patient management), (B) industrial (including food industry) testing, (C) forensic testing, and (D) environmental testing (including bio-terrorism and bio-warfare); and

                      (ii) that the Products or portions thereof are subject to proprietary rights of Epoch and are made and sold under license from Epoch under the patents and patent applications as may be designated by Epoch from time to time set forth; and

                      (iii) that there is no implied license for any other use with respect to the Products; and

                      (iv) that a license must be obtained directly from Epoch with respect to any other proposed use of the Products.

        2.7 EXPANSION OF FIELD AND PRODUCTS. The parties agree that they may discuss expansion of the Field and expansion of the definition of Products in connection with additional consideration from Amersham to Epoch, [*]. However, both parties shall have the right to accept or reject any proposal from the other party regarding expansion of the Field and/or the Products.



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        2.8 TRADEMARK LICENSE. Epoch hereby grants to Amersham a non-exclusive, royalty-free right and license to use the Epoch Marks in connection with the marketing, promotion, distribution, sale, technical assistance and support of the Products. Amersham agrees not to alter or remove any Epoch Marks displayed on any Product or its packaging. Except as provided in this Agreement, nothing herein shall grant to Amersham any right, title or interest in Epoch Marks.

        2.9 INSPECTION RIGHTS. During the term of this Agreement, Amersham will have the right, at its sole cost and expense, during normal business hours and upon reasonable notice, but not more than two (2) times each calendar year, to have a representative inspect the relevant portions of Epoch's facilities where the Products are manufactured in order to ensure that the manufacturing quality control procedures with respect to the Products are in accordance with the terms of this Agreement, provided, that Amersham's representative will not unreasonably interfere with operations at such facilities. Such representative shall at all times comply with the applicable safety and security rules of Epoch as well as any applicable restrictions on the disclosure or use of confidential information belonging to Epoch. Epoch may have a representative of Epoch accompany the Amersham's representative at all times.

        2.10 NO OTHER RIGHTS. Except as expressly provided in this Agreement, no other right, title, or interest is granted by Epoch to Amersham hereunder. Epoch may distribute products other than Products within the Territory, either directly or indirectly through distributors, and no right, title or interest is granted by Epoch to Amersham relating to such products.

3. SUPPLY, FORECASTS, ORDERS.

        3.1 SUPPLY AND PURCHASE OBLIGATIONS. During the term of this Agreement, Epoch shall supply the Products to Amersham for resale during the term of this Agreement, subject to the terms, conditions, and restrictions herein, including without limitation, the restrictions on the Field. Amersham shall purchase Catalogue Probe Sets under this Agreement to the extent set forth in written purchase orders provided to Epoch by Amersham and accepted by Epoch, subject to the minimum commitments and binding forecasts set forth below. Amersham shall purchase Custom Probe Sets utilizing the order placement function of the MGB Eclipse Software, and each electronic submission of such an order shall constitute a purchase order placed by Amersham with Epoch. In the event that a Key Customer has installed the MGB Eclipse Software on a computer server owned or controlled by such Key Customer, the Key Customer may place orders for Custom Probe Sets utilizing the order placement function of the MGB Eclipse Software, and the electronic submission of each such order shall constitute a purchase order placed by Amersham with Epoch on behalf of such Key Customer; provided, however, that Epoch shall promptly notify Amersham of each such order, and Amersham shall be responsible for collection, payment and all other obligations associated with such order in Amersham's capacity as a distributor as if Amersham had itself placed the order, such order having been sent electronically to Epoch by the Key Customer via the MGB Eclipse Software for the purpose of convenience only. Amersham shall purchase all of its requirements of Products from Epoch.


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                                                                          Page 7


        3.2 MINIMUM STOCKING ORDERS. Within ten (10) days of the date hereof, Amersham shall place a purchase order for at least [*] of each Catalogue Probe Set listed in Epoch's current catalogue, as set forth on Exhibit A. Upon development of any additional Catalogue Probe Sets, Amersham shall place a purchase order for at least [*] units of such additional Catalogue Probe Set.

        3.3 FORECASTS. Within six (6) months of the date hereof, and thereafter not less than forty-five (45) days prior to the first day of each calendar quarter Amersham shall provide Epoch with a written, good faith forecast of the quantities of Catalogue Probe Sets that Amersham expects to purchase during each quarter of the next four (4) calendar quarters. The quantities of the Catalogue Probe Sets specified for each of the first calendar quarter of such forecast shall be binding on Amersham, and Epoch shall require Amersham to take delivery and pay for such amount of the Catalogue Probe Sets. Amounts for additional quarters beyond the first quarter of each forecast shall be considered a non-binding forecast. During any calendar quarter, Epoch shall not be required to fill any order or series of orders in excess of one hundred (100%) of the quantities forecasted for such quarter pursuant to the binding portion of the forecast under this Section 3.3. In the event that Amersham shall provide Epoch with orders in excess of such quantities, Epoch shall use commercially reasonable efforts, but is not required to, supply additional Catalogue Probe Sets.

        3.4 MINIMUM BATCH SIZES. Unless otherwise agreed by Epoch, all orders for Catalogue Probe Sets placed by Amersham shall be in batches of not less than [*] units of a particular Catalogue Probe Set.

        3.5 ORDERS. Amersham shall issue to Epoch from time to time purchase orders which shall confirm quantities and shipping arrangements for Products. Each such purchase order shall be in writing in a form reasonably acceptable to Epoch (or submitted electronically using the MGB Eclipse Software, as contemplated in Section 3.1), and shall specify the description of the Product(s) ordered, the quantity ordered and the shipping arrangements. Such purchase orders shall be issued no later than [*] days in advance of the specified date of delivery. In the event of a conflict between the terms and conditions of any purchase order (or terms included by the party placing an order using the MGB Eclipse Software) and this Agreement, the terms and conditions of this Agreement shall prevail.



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        3.6 DELIVERY AND ACCEPTANCE.

               (a) DELIVERY. All Products supplied under this Agreement shall be delivered by Epoch at its place of manufacture, and Amersham shall purchase such Products, Exworks (EXW-INCOTERMS 2000), Epoch's place of manufacture. Amersham shall have the right to designate shipping arrangements upon advance notice to Epoch; provided, however, that if Amersham fails to designate a carrier, Epoch shall arrange shipping on Amersham's behalf at Amersham's expense, to such location as designated by Amersham in the applicable purchase order. Amersham shall pay all freight, insurance charges, taxes, import and export duties, inspection fees and other charges applicable to the sale and transport of Products purchased by Amersham hereunder. Title and risk of loss and damages to Products purchased by Amersham hereunder shall pass to Amersham upon delivery to the carrier. Epoch shall provide for each lot of Product shipped hereunder, a Certificate of Analysis (in substantially the form of Exhibit H attached hereto) evidencing such lot's conformity with the specifications for such Product.

               (b) REJECTION. If a shipment of Products or any portion thereof does not contain those Products actually ordered by Amersham pursuant to the applicable purchase order, then Amersham shall have the right to reject such portion of the shipment of Products. Amersham shall give written notice to Epoch of its rejection hereunder, within ten (10) days after Amersham's receipt of such shipment, specifying the grounds for such rejection. In the event that Amersham refuses acceptance, Epoch, upon its confirmation of the reasons for refusal of the Products, shall either replace the defective Product or refund the purchase price, as Epoch may elect, and the nonconforming portion of the shipment of Products shall be held for Epoch's disposition, or shall be returned to Epoch, in each case at Epoch's expense, and as directed by Epoch. If Epoch and Amersham do not agree on the refusal or rejection of the Products, then either party may refer the matter for final analysis to a specialized laboratory of national reputation acceptable to both parties for the purpose of determining the results. Any determination by such laboratory shall be final and binding upon the parties hereto. The party in error shall bear all the expenses of such specialized laboratory testing.

4. PRICE AND PAYMENT TERMS.

        4.1 PRICES. Epoch shall establish list prices for all Products (the "List Prices"). List Prices for current Products to be distributed in the U.S., or any territory other than Japan, Europe or the U.K. (the "U.S. List Price") are to be established by Epoch and are attached hereto as Exhibit A. Separate List Prices for current Products to be distributed in each of Europe, Japan or the U.K. (the "Foreign List Price") shall be determined by Epoch in good faith based on market conditions in each such territory, within thirty (30) days of the date hereof, subject to Amersham's reasonable and good faith approval of the methodology for determining such prices in relation to the corresponding U.S. List Price for the same Product. List Prices for any new Products shall be determined Solely by Epoch upon their introduction. Epoch may adjust List Prices[*], at the end



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of each [*], based upon (i) market conditions, or (ii) other reasons as determined by Epoch, provided that increases pursuant to this subsection (ii) shall be implemented no more often than[*], and shall not result in an [*] List Price increase pursuant to subsection (ii) in excess of [*] of the increase indicated by the U.S. Department of Labor Consumer Price Index in the prior year.

               (a) CATALOGUE PROBE SETS. Foreign List Prices for Catalogue Probe Sets shall be provided to Amersham in U.S. Dollars based upon a conversion of the applicable Foreign List Price determined by Epoch as described in Section
4.1 above, into U.S. Dollars based upon the trailing twelve (12) month average exchange rate with respect to Yen, Euros or Pounds Sterling, as applicable (based on the published exchanges rate in the U.S. edition of the Wall Street Journal). In addition to the List Price Adjustments permitted pursuant to
Section 4.1 above, Epoch may adjust List Prices for Catalogue Probe Sets semi-annually (within 15 days following June 30 and December 31 of each year) based upon currency exchange rate fluctuations. Amersham shall pay to Epoch in U.S. Dollars for each Catalogue Probe Set purchased hereunder, [*] percent ([*]%) of the U.S. List Price for such Catalogue Probe Set, subject to reconciliation as described in Section 4.4. Notwithstanding the foregoing, during the period that Epoch is providing On Site Technical Sales and Support Services at its expense under Section 9.2(d) below Amersham shall pay to Epoch for each Catalogue Probe Set purchased hereunder, [*] percent ([*]%) of the List Price for such Catalogue Probe Set. All payments to Epoch shall be in U.S. Dollars. Amersham may sell the Catalogue Probe Sets to its customers at any price or for any consideration it desires.

               (b) CUSTOM PROBE SETS. Foreign List Prices for Custom Probe Sets shall be provided to Amersham in local currency. All payments to Epoch shall be in U.S. Dollars, based on the published exchange rate in the U.S. edition of the Wall Street Journal based on the date of the applicable order. Amersham shall pay to Epoch for each Custom Probe Set purchased hereunder, [*] percent ([*]%) of the List Price for such Custom Probe Set. Notwithstanding the foregoing, during the period that Epoch is providing On Site Technical Sales and Support Services at its expense under Section 9.2(d) below Amersham shall pay to Epoch for each Custom Probe Set purchased hereunder, [*] percent ([*]%) of the List Price for such Custom Probe Set. Amersham may sell the Custom Probe Sets to its customers at any price or for any consideration it desires.

        4.2 CREDIT FOR VOLUME DISCOUNTS.

               (a) Epoch acknowledges that Amersham may provide discounts to customers for volume purchases. To the extent that Amersham actually grants such discounts, and to the extent the discounted amount does not exceed the creditable discount amount set forth on Exhibit B, then Epoch will grant to Amersham a credit equal to [*] percent ([*]%) of such creditable discount amount. For example, if the List Price for a Product is $[*] and the applicable creditable discount amount set forth on Exhibit B is [*]%, and if Amersham actually grants such volume



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discount so that the sale price is $[*], then Epoch will grant Amersham a credit for [*]% of the $[*]discounted amount, or $[*]. Epoch will provide a credit of [*]% only to the extent of the creditable discount amount set forth in Exhibit B and any other discount shall be at Amersham's sole expense. The creditable discount amount shall only apply to volume purchases under a single purchase order or multiple releases under a standing purchase order only, and shall not apply in the event of successive purchase orders from a customer which ultimately aggregate enough units to otherwise qualify for the creditable discount amount.

               (b) On a quarterly basis, not more than fifteen (15) days after the end of each calendar quarter, Amersham shall provide Epoch with a report of such discounts actually granted (along with such documentation that Epoch reasonably requests), which information may be incorporated into the report described in Section 4.4 below. If any such discount was granted in a currency other that U.S. dollars, it shall be converted to U.S. dollars based on the average exchange rate during the quarter in which such discount was effected, based on the exchange rates published in the U.S. edition of the Wall Street Journal.

               (c) Notwithstanding the foregoing, during the period that Epoch is providing On Site Technical Sales and Support Services at its expense under
Section 9.2(d) below Amersham shall not be entitled to receive any credits from Epoch for volume discounts it may grant its customers, whether or not in conformity with Exhibit B.

        4.3 PAYMENT TERMS. Upon shipment of Products to Amersham, Epoch shall submit invoices therefor to Amersham. Payment for all Products shipped shall be net [*] days from the date of invoice. All payment shall be made in U.S. Dollars. To the extent the terms of any invoice submitted by Epoch conflict with the terms of this Agreement, the terms of this Agreement shall control and be binding upon the parties. Any amounts due under this Agreement which are more than [*] days delinquent shall bear interest at a rate equal to the lesser of one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law. Epoch reserves the right to discontinue all services and/or withhold shipment of Products during any period in which Amersham has any amounts outstanding and past due.

        4.4 RECONCILIATION OF PAYMENTS. On a semi-annual basis, not more than fifteen (15) days following June 30 and December 31 of each calendar year, Amersham shall provide Epoch with a report of revenues for such six-month period, setting forth in reasonable detail in a form acceptable to Epoch, (a) the number of Products sold (identifying the specific Product, whether it is a Catalogue Probe Set or Custom Probe Set), (b) the country or territory in which each Catalogue Probe Set was sold, (c) the sale price of such Catalogue Probe Set, (d) the applicable transportation costs, packing and shipping charges, and taxes (including sales, use, turnover value-added and excise taxes) for each such Catalogue Probe Set, (e) the volume discount provided with respect to such Catalogue Probe Set, if any, in accordance with the reporting obligations under
Section 4.2, and (f) a reconciliation with respect to the difference between the U.S. List Price paid by Amersham to Epoch for each Catalogue Probe Set and the dollar-denominated Foreign List Price applicable to each such Catalogue Probe Set for resale in the territory in which they were actually sold to customers. Concurrently with such report, Amersham shall remit payment to Epoch in the event that amounts are due to Epoch pursuant to subsection (f), and shall request a credit in the event that amounts are due to Amersham pursuant



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to subsection (f). By way of example, if 100 Catalogue Probe Sets sold to
Amersham based upon a U.S. List Price (in accordance to Section 4.1) are sold by Amersham to a customer in the European territory, then Amersham shall remit to Epoch the difference (or request a credit for the difference, as the case may be) between the applicable percentage ([*]% or [*]%, pursuant to Section 4.1) of the U.S. List Price that Amersham paid to Epoch upon the purchase of such 100 Catalogue Probe Sets, versus the dollar-denominated Foreign List Price for Europe established by Epoch pursuant to Section 4.1 that is applicable to the same Catalogue Probe Sets for purchase by Amersham for resale in Europe.

        4.5 AUDIT RIGHTS. During the Term of this Agreement, Amersham shall maintain complete and accurate records sufficient to enable Epoch to determine, monitor and confirm the accuracy, for the three (3) prior years, of (a) such discounts actually granted by Amersham with respect to the Products as described in Section 4.2, and (b) the reports and payments or credits described in Section
4.4. No more than quarterly, unless otherwise agreed in writing, at the request and the expense of Epoch, upon at least ten (10) days' prior notice, Amersham shall permit Epoch to examine these records solely to the extent necessary to verify the accuracy of (i) such discounts actually granted by Amersham to customers with respect to the Products as described in Section 4.2, and (ii) the reports described in Section 4.4. If such examination correctly concludes there were credits issued to Amersham by Epoch with respect to discounts in excess of the credits that should have been issued based on the discounts actually granted pursuant to Section 4.2, or that Epoch was underpaid due to the inaccuracy of any report pursuant to Section 4.4, then Amersham shall, within thirty (30) days of notice from Epoch of such error, remit to Epoch the cash value of such credits issued to Amersham or the amount of such underpayment, and if the credits actually issued were in excess of ten percent (10%) of the amount of credits that should have been issued, or if the underpayment was in excess of ten percent (10%) of the amount that should have been paid to Epoch during such quarter, then Amersham shall pay all costs of such examination, as well as interest on such amount due to Epoch, at a rate of 1.5% per month, or the highest rate permissible under applicable law, whichever is higher. This Section
4.5 shall survive the termination of this Agreement for a period of three (3) years.

5.      MGB ECLIPSE SOFTWARE.

        5.1 LICENSE TO MGB ECLIPSE SOFTWARE. Concurrent with the execution of this Agreement, Amersham and Epoch shall execute a software license agreement, in the form attached as Exhibit C (the "MGB Eclipse Software License") granting Amersham the right to install the MGB Eclipse Software on a computer server to enable customers of Amersham to access the MGB Eclipse Software via a web site owned and operated by or on behalf of Amersham, for the purpose of designing and ordering Custom Probe Sets. Additionally, Epoch shall make available to Key Customers the MGB Eclipse Software upon terms substantially similar to the terms set forth in the MGB Eclipse Software License.



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
                                                                         Page 12


        5.2 OBLIGATION TO INSTALL MGB ECLIPSE SOFTWARE. Amersham shall, within thirty (30) days of the date hereof, with reasonable assistance from Epoch, install and make operational on a web site owned and operated by or on behalf of Amersham, the MGB Eclipse Software.

        5.3 INSTALLATION OF MGB ECLIPSE SOFTWARE AT CUSTOMER SITES. In the event that Amersham requests that Epoch install the MGB Eclipse Software at a customer site, Epoch shall use its commercially reasonable efforts to effect such installation, and Amersham shall reimburse Epoch for the actual cost of such installation within thirty (30) days of Epoch's invoice reflecting such charges. Epoch shall not otherwise be entitled to any amounts Amersham may charge its customers for such installations.

        5.4 CUSTOMIZATION OF MGB ECLIPSE SOFTWARE. In the event that Amersham requests any modifications or customizations of the MGB Eclipse Software ("Software Modifications") reasonably necessary to effect the implementation of the MGB Eclipse Software in accordance with the terms of this Agreement (or if Amersham requests other Software Modifications which Epoch agrees in its sole discretion to undertake), Epoch shall use its commercially reasonable efforts to effect such Software Modifications, and Amersham shall reimburse Epoch for the actual cost of such Software Modifications within thirty (30) days of Epoch's invoice reflecting such charges. All right, title and interest in and to the MGB Eclipse Software, the Software Modifications, and any intellectual property or proprietary rights of any kind in connection with the MGB Eclipse Software, the Software Modifications shall reside in and remain vested in Epoch.

6. JOINT RESEARCH EFFORTS.

        6.1 MODIFICATION OF PRODUCTS. Amersham may submit to Epoch a request for certain modifications or improvements to the Products, and Epoch shall review and discuss such request with Amersham. Upon mutual agreement by Epoch and Amersham, Epoch shall undertake the necessary research and development activities to implement such modifications or improvements. Amersham will reimburse Epoch all costs associated with such research and development activities, including personnel costs at an hourly rate of [*] dollars ($[*]) per hour. Payment for such services shall be net thirty (30) days from the date of Epoch's invoice, which shall include an accounting of the hours spent on such requested modifications or improvements. All payment shall be made in U.S. Dollars. "Inventions" shall mean all discoveries, concepts, ideas and other intellectual property or proprietary rights, whether patentable or not, which arise from or are directly related to the development activities described in this Section 6.1, including but not limited to articles, processes, compounds, methods, formulae, systems and techniques, as well as improvements thereof and relating to the Products. Any Inventions arising out of the development activities described in this Section 6.1 for which Amersham has reimbursed Epoch in full, and which are directly related to modifications or improvements to the Products, will be jointly owned



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
                                                                         Page 13


by the Parties. As used herein, the terms "inventor" and "Invention" are defined to be consistent with those definitions established and set forth in Title 35 U.S.C. and case law pertaining thereto.

7. ADDITIONAL OBLIGATIONS OF AMERSHAM.

        7.1 SUPPORT SERVICES. Within ninety (90) days of the date hereof, Amersham and Epoch shall negotiate and execute a Support Services Agreement which, subject to approval by Amersham's Vice President of Manufacturing (which consent shall not be unreasonably withheld), shall obligate Amersham, at Epoch's option, to (i) lease facilities to Epoch, (ii) provide employees to Epoch and
(iii) provide materials and services to Epoch, all in connection with Epoch's manufacture of Custom Probe Sets in Europe and Japan, on the terms and conditions in the Support Services Agreement. When completed, the Support Services Agreement shall be appended to this Agreement as Exhibit D.

        7.2 REGISTRATIONS, LICENSES AND PERMITS. Amersham shall comply in all material respects with all laws, rules and regulations applicable to the marketing, promotion, distribution and sale of Products within the Territory. If and as required from time to time under the laws of any country within the Territory, Amersham shall apply for and use its commercially reasonable efforts to obtain all registrations, licenses and permits that are necessary to market, distribute and sell the Products within such country. Epoch shall reasonably cooperate with Amersham in connection with Amersham's efforts to obtain such registrations, licenses and permits.

        7.3 PROMOTION OF PRODUCTS; ADVERTISING; LAUNCH AND MARKETING PLAN.

               (a) Amersham shall use its best efforts to promote the sale of the Products within the Territory. Amersham shall advertise, promote and market the Products in a commercially reasonable manner and furnish appropriate Product information and promotional materials to its customers. Such efforts shall include, but not be limited to, at Amersham's expense, preparing promotional materials in appropriate languages for the Territory, advertising the Products in appropriate trade publications and journals, participating in appropriate trade shows (at a minimum the major international meeting trade shows that relate to the Products and the Field), promoting the Products on Amersham's web site, providing customer training where required, creating a sales force sufficient to promote the Products, and directly soliciting orders from customers for the Products.

               (b) Amersham shall expend, out-of-pocket, for promotion and advertising of the Products, a minimum, [*]dollars ($[*]) in 2002, [*] dollars ($[*]) in 2003, [*] dollars ($[*]) in 2004, and [*] dollars ($[*]) in 2005. For purposes of the foregoing sentence, such promotion and advertising expenditures shall include the actual out of pocket costs of printing, mailing, advertising placement, seminars and trade shows, and shall exclude all internal costs and costs related to marketing, such as market surveys and the costs of designing sales literature and



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
                                                                         Page 14


advertising. To the extent any such expenditures relate to Amersham products other than the Products, such expenditure shall be pro rated to reflect the relative exposure given to the Products compared to such other Amersham Products.

               (c) Within sixty (60) days of the date hereof, Amersham shall provide to Epoch a detailed plan and budget for the launch and subsequent marketing of the Products by Amersham for discussion. Such plan and budget will set out the activities and strategies to be undertaken by Amersham as generally outlined in Section 7.3(a) above, and the use of the annual minimum amounts set forth in Section 7.3(b) above. Within thirty (30) days after receipt of such plan and budget, Epoch shall supply any comments thereon to Amersham and, to the extent commercially reasonable, Amersham shall include any changes requested by Epoch.

               (d) Amersham may indicate to the public that is an "Authorized Distributor" of the Products in the Territory, and may indicate on its printed materials and web site that it is an "Authorized Distributor" of Products and, subject to Epoch's prior approval, may have Epoch Marks included thereon.

        7.4 MINIMUM PURCHASES. Amersham shall purchase the amounts of Products pursuant to the binding forecasts set forth in Section 3.3 above.

        7.5 MINIMUM ANNUAL SALES. In the event that Amersham's revenue from sales of Products to its non-Affiliate customers do not exceed the amounts set forth below:

               Calendar Year                       Annual Minimum Revenue
               -------------                       ----------------------
               2002                                $[*]
               2003                                $[*]
               2004                                $[*]
               2005                                $[*]

Epoch shall have the right to convert Amersham's rights under this Agreement to non-exclusive. For purposes of this Section 7.5, Amersham's revenue shall mean the amount actually received in a given period by Amersham or its Affiliates from un-Affiliated Third Parties for purchases of Products, but excluding transportation costs, packing and shipping charges, and taxes (including sales, use, turnover value-added and excise taxes) and net of returns, rebates, adjustments and discounts. Revenue received in currency other than U.S. dollars shall be converted into U.S. dollars for such calculation on a quarterly basis, based on the average exchange rate during the applicable quarter, according to the exchange rates published in the U.S. edition of the Wall Street Journal.

Within thirty (30) days of the end of each calendar year, Amersham shall provide Epoch with a report of revenues for such year. In the event that such sales do not exceed the amount set forth above, Epoch may, within sixty (60) days of receipt of such report, convert Amersham's rights under this Agreement to non-exclusive, for the balance of the term.

        7.6 AUDIT RIGHTS. During the Term of this Agreement, Amersham shall maintain complete and accurate records sufficient to enable Epoch to determine, monitor and confirm the



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
                                                                         Page 15


accuracy of the report described in Section 7.5 above, for the three (3) prior years. No more than annually, unless otherwise agreed in writing, at the request and the expense of Epoch, upon at least ten (10) days' prior notice, Amersham shall permit Epoch to examine these records solely to the extent necessary to verify the accuracy of the report described in Section 7.5 above. If such examination determines that Amersham did not meet the targets set forth in
Section 7.5, then Epoch may immediately terminate this Agreement or convert Amersham's rights to non-exclusive.

        7.7 DISTRIBUTION ACTIVITIES. Amersham shall be responsible, at is own expense, for all order entry, distribution, fulfillment, inventory management, billing, collection of receivables, and processing of returns for the Products in the Territory.

        7.8 TERMS AND CONDITIONS FOR RESALE OF PRODUCTS. Amersham shall sell all Products to customers in accordance with terms and conditions of sale which are in all material respects consistent with Amersham's standard terms and conditions of sale, including, without limitation, those limited warranty and limitation of liability provisions attached hereto as Exhibit G (the "Damage Limitation Provisions"), which Damage Limitation Provisions shall include Amersham's suppliers and Product manufacturers as parties with respect to whom claims for such damages are to be limited in nature.

8. ADDITIONAL OBLIGATIONS OF EPOCH.

        8.1 MARKETING ASSISTANCE.

               (a) PROMOTIONAL MATERIALS. Epoch shall, at Epoch's expense, design and furnish to Amersham, in electronic format, template Product sales literature, advertising and promotional materials, as well as supporting Product technical literature and materials, in all cases in the English language only. In addition, Epoch shall cooperate with Amersham in preparing promotional materials for use in the Territory.

               (b) PRODUCT POSITIONING AND PRICING. Epoch shall determine the specific gene or SNP targets with respect to the Catalogue Probe Sets. Epoch shall determine the List Price for Products as set forth in Section 4.1.

               (c) TRADE SHOWS. Amersham may request that Epoch provide a representative to attend major international meeting trade shows that relate to the Products and the Field. Subject to acceptance by Epoch of such request, Amersham shall reimburse Epoch one hundred percent (100%) of its fully-burdened personnel costs and expenses incurred in providing such Epoch representative.

9.      TRAINING, TECHNICAL SALES AND SUPPORT.

        9.1 INITIAL LAUNCH TRAINING. Epoch agrees to provide an initial training session of two or three days in duration for up to [*] ([*]) of Amersham's product managers and technical sales personnel to train such Amersham personnel to launch the Products, to promote the sale of Products and to perform technical assistance and support for its customers. Such initial training session will be conducted one time within three (3) months of the date of this Agreement at Epoch's facilities in Bothell, Washington or, at Amersham's election and upon agreement by and under the guidance of Epoch, at Amersham's facilities in Piscataway, New Jersey. Amersham shall reimburse Epoch for its costs as set forth below, including the reasonable travel and lodging expenses of Epoch personnel in the event that such training is conducted at Amersham's facilities in Piscataway, New Jersey. In all cases Amersham shall bear the cost of travel and lodging for its own personnel). In addition, Epoch will provide Product updates and service bulletins as they become available.

        9.2 NORTH AMERICAN TECHNICAL SUPPORT AND SALES ASSISTANCE.

               (a) GEOGRAPHIC COVERAGE. The provisions of this Section 9.2 shall apply to activities in the United States and Canada.

               (b) SOFTWARE TECHNICAL SERVICES. For a period of three (3) months from the date of this Agreement, Epoch will (i) provide Software Technical Services to customers of Amersham, and (ii) train Amersham's internal technical service personnel on the provision of Software Technical Services to customers. Amersham shall reimburse Epoch one hundred percent (100%) of its fully-burdened personnel costs and expenses incurred in provided such services and training, such costs not to exceed $[*] per man hour (as adjusted annually at the end of each calendar year based upon the increase indicated by the U.S. Department of Labor Consumer Price Index in the prior year).

               (c) PRIMARY PRODUCT TECHNICAL SERVICES. For a period of three (3) months from the date of this Agreement, Epoch will (i) provide Primary Product Technical Services to customers of Amersham, and (ii) train Amersham's internal technical service personnel on the provision of Primary Product Technical Services to customers. In the event that after such three (3) month period, Amersham continues to require Epoch to provide Primary Product Technical Services, then Epoch shall use commercially reasonable efforts to do so, and Amersham shall reimburse Epoch one hundred percent (100%) of its fully-burdened personnel costs and expenses incurred in provided such services and training, such costs not to exceed $[*] per man hour (as adjusted annually at the end of each calendar year based upon the increase indicated by the U.S. Department of Labor Consumer Price Index in the prior year).



----------

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
                                                                         Page 17


               (d) ON SITE TECHNICAL SALES AND SUPPORT SERVICES. For a period of up to one (1) year from the date of this Agreement, Epoch will provide at least [*] ([*]) FTEs for On Site Technical Sales and Support Services to Key Customers, and other important customers to the extent reasonably requested by Amersham. During such period the special pricing provision in Section 4.1 shall apply and Amersham shall not be entitled to any credits for volume discounts under Section 4.2. However, if at the end of such period, (i) the additional amounts paid by Amersham to Epoch because of the special pricing provisions and the abatement of credits for volume discounts do not exceed (ii) the aggregate number of hours expended by Epoch personnel for such services, times [*] dollars ($[*]) (as adjusted annually at the end of each calendar year following the date hereof based upon the increase indicated by the U.S. Department of Labor Consumer Price Index in the prior year), then Amersham shall reimburse Epoch for such shortfall within thirty (30) days of receipt from Epoch of a report setting out the amount of such shortfall, accompanied by such information in support thereof as reasonably required by Amersham.

                      If during or at the end of such one (1) year period, Amersham has at least [*] qualified FTE's providing On Site Technical Sales and Support Services to the reasonable satisfaction of Epoch, then Epoch shall cease providing such services and the special pricing provision in Section 4.1 shall no longer apply and Amersham shall be entitled to credits for volume discounts under Section 4.2.

                      If during or at the end of such one (1) year period, Amersham does not have at least [*] qualified FTE's providing On Site Technical Sales and Support Services to the reasonable satisfaction of Epoch, then Epoch may continue to provide such services and (i) Amersham shall reimburse Epoch one hundred percent (100%) of its fully-burdened personnel costs and expenses incurred in provided such services, and (ii) the special pricing provision in
Section 4.1 shall no longer apply and Amersham shall be entitled to credits for volume discounts under Section 4.2.

               (e) ADDITIONAL TRAINING. Additional training may be provided upon request by Amersham and agreement by Epoch, provided that Amersham reimburses Epoch one hundred percent (100%) of its fully-burdened personnel costs and expenses, such costs not to exceed $[*] per man hour (as adjusted annually at the end of each calendar year based upon the increase indicated by the U.S. Department of Labor Consumer Price Index in the prior year).

               (f) REPORTS AND REIMBURSEMENT. Epoch shall periodically provide Amersham a reasonably detailed accounting of its costs and expenses under Sections 9.2 (b), (c), (d) and (e) and Amersham shall pay to Epoch the amounts listed therein within thirty (30) days of receipt of such accounting.



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
                                                                         Page 18


        9.3 REST OF WORLD TECHNICAL SUPPORT AND SALES ASSISTANCE.

               (a) GEOGRAPHIC COVERAGE. The provisions of this Section 9.2 shall apply to activities outside of the United States and Canada.

               (b) ADDITIONAL TERMS. Within ninety (90) days of the date hereof, the parties shall negotiate in good faith technical support and sales assistance for the Territory outside of the United States and Canada. The scope and operational and financial responsibilities of parties shall be comparable in scope to that set forth in Sections 9.2(b) through (g) above. When complete, the parties agreement on such matters shall be appended to this Agreement as Exhibit E.

               (c) FAILURE TO AGREE. In the event the parties do not come to agreement as set forth in Section 9.3 (b) above, Epoch may provide such services and Amersham shall reimburse Epoch one hundred percent (100%) of its fully-burdened personnel costs and expenses. Epoch shall periodically provide Amersham a reasonably detailed accounting of its costs and expenses in providing such services and Amersham shall pay to Epoch the amounts listed therein within thirty (30) days of receipt of such accounting.

10. REPRESENTATIONS AND WARRANTIES.

        10.1 EPOCH. Epoch represents and warrants to Amersham that (i) Epoch has all necessary corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder, (ii) this Agreement has been duly authorized, executed and delivered by Epoch, (iii) the execution, delivery and performance by Epoch of this Agreement, and the consummation of the transactions contemplated hereby, do not violate or conflict with the charter or bylaws of Epoch, any material contract, agreement or instrument to which Epoch is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Epoch is bound, or any law, rule or regulation applicable to Epoch, (iv) to the best of Epoch's actual knowledge, without investigation, the manufacture, distribution or sale of the Products, and any parts thereof, does not constitute an infringement of any patent, copyright, trademark, trade secret or other proprietary rights of a third party under the laws of the country of destination and (v) there is no pending or, to its best knowledge, there is no pending or threatened claim, action, suit or proceeding involving a claim that the manufacture, distribution or sale of any Products infringes or violates the intellectual, proprietary or other rights of any other Person.

               (a) LIMITED PRODUCT WARRANTY. Epoch warrants to Amersham that, upon delivery of any Products to Amersham, and for a period of [*] ([*]) months thereafter, if stored by Amersham and its customers in accordance with the Product storage and handling requirements



----------

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
                                                                         Page 19


set forth on Exhibit F hereto, such Products will be free from defects in material and workmanship, and will substantially meet the general MGB Eclipse Probe specifications set forth on Exhibit F hereto and the Product specifications described in the Certificate of Analysis with respect to such Product. Epoch's sole liability and Amersham's and its customers' sole remedy in the event of a Product failing to meet the foregoing limited warranty will be, at Epoch's option, either to (i) replace such deficient Product in a timely manner at its own expense or (ii) refund to Amersham all costs associated with the purchase and shipping of such deficient Product.

               (b) NO OTHER WARRANTY. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EPOCH MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

        10.2 AMERSHAM. Amersham represents and warrants to Epoch that (a) Amersham has all necessary corporate power and authority to enter into this Agreement and to perform all of its obligations hereunder, (b) this Agreement has been duly authorized, executed and delivered by Epoch, and (c) the execution, delivery and performance by Amersham of this Agreement, and the consummation of the transactions contemplated hereby, do not violate or conflict with the Certificate of Incorporation or Bylaws of Amersham, any material contract, agreement or instrument to which Amersham is a party or by which it or its properties are bound, or any judgment, decree, order or award of any court, governmental body or arbitrator by which Amersham is bound, or any law, rule or regulation applicable to Amersham.

11. CONFIDENTIALITY.

        11.1 CONFIDENTIALITY. Each party acknowledges that, in the course of performing its duties and obligations under this Agreement, certain information that is confidential or proprietary to such party ("Confidential Information") will be furnished by the other party or such other party's representatives. Each party agrees that any Confidential Information furnished by the other party or such other party's representatives will not be used by it or its representatives except in connection with, and for the purposes of, the promotion, marketing, distribution and sale or Products under this Agreement and, except as provided herein, will not be disclosed by it or its representatives without the prior written consent of the other party. Notwithstanding the foregoing, the parties agree that all Confidential Information shall be clearly marked "CONFIDENTIAL" or, if in furnished in oral form, shall be stated to be confidential by the party disclosing such information at the time of such disclosure and reduced to a writing by the party disclosing such information which is furnished to the other party or such other party's representatives within forty-five (45) days after such disclosure.

        11.2 EXCEPTIONS. The confidentiality obligations of each party under
Section 11.1 do not extend to any Confidential Information furnished by the other party or such other party's representatives that (a) is or becomes generally available to the public other than as a result of a disclosure by such party or its representatives, (b) was available to such party or its representatives on a non-confidential basis prior to its disclosure thereto by the other party or such other party's representatives, (c) was independently developed without the use of the other party's

Confidential Information by representatives of such party who did not have access to the other party's Confidential Information, as established by contemporaneous written records, or (d) becomes available to such party or its representatives on an non-confidential basis from a source other than the other party or such other party's representatives; provided, however, that such source is not bound by a confidentiality agreement with the other party or such other party's representatives.

        11.3 COMPELLED DISCLOSURE. In the event that either party or its representatives are requested or become legally compelled (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any Confidential Information furnished by the other party or such other party's representatives or the fact that such Confidential Information has been made available to it, such party agrees that it or its representatives, as the case may be, will provide the other party with prompt written notice of such request(s) so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or that the other party waives compliance with the provisions of this Agreement, such party agrees that it will furnish only that portion of such Confidential Information that is legally required and will exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of such Confidential Information and other information being disclosed.

        11.4 SURVIVAL. The obligations of the parties under this Section 11 shall survive the expiration or earlier termination of this Agreement for a period of [*] years.

12. INDEMNIFICATION; INSURANCE.

        12.1 EPOCH INDEMNITY. Epoch agrees to indemnify, defend and hold harmless Amersham and its Affiliates from and against any claims, losses, damages, liabilities, causes of action, suits, costs and expenses, including all reasonable attorneys' fees and disbursements of counsel and expenses of investigation, incurred by Amersham or such Affiliates arising out any third party claim relating to:

               (a) any breach by Epoch of its material representations, warranties, covenants and agreements under this Agreement;

               (b) any claim, action, suit or proceeding brought, or threatened to be brought, against Amersham or its Affiliates by[*], alleging that the use of any Product, when used in accordance with the instructions for use provided by Epoch pursuant to Section 2.6 hereof, violates the terms of that certain license agreement by and between Epoch and [*]dated as of [*].



----------

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
                                                                         Page 21


               (c) Amersham's purchase, use or possession of the Products, or its customers' purchase, use, possession or disposal of the Products provided under this Agreement (in all cases, only when used in accordance with the instructions for use provided by Epoch pursuant to Section 2.6 hereof, in the Field and in accordance with the terms of this Agreement); except where arising from breach of this Agreement by Amersham or the bad faith, negligence or willful default of Amersham, its Affiliates or its customers.

               (d) any third party claim, action, suit or proceeding brought, or threatened to be brought, against Amersham or any of their Affiliates alleging that the marketing, distribution, use or sale of any Products (in all cases, only when used in accordance with the instructions for use provided by Epoch pursuant to Section 2.6 hereof, in the Field and in accordance with the terms of this Agreement) infringes or violates any U.S. or European patent or trademark of any third party (except where such infringement arose as a result of Epoch having followed a design or instruction furnished by Amersham or its Affiliates or as a result of the independent negligence of Amersham, its Affiliates or its customers, or unless Epoch to the best of its knowledge did not know of such infringement).

        In the event that the use of a Product (when used in accordance with the instructions for use provided by Epoch pursuant to Section 2.6 hereof) is enjoined as infringing against any third party U.S. or European patent or trademark (except where such infringement arose as a result of Epoch having followed a design or instruction furnished by Amersham or its Affiliates or as a result of the independent negligence of Amersham, its Affiliates or its customers, or unless Epoch to the best of its knowledge did not know of such infringement), Epoch shall, as soon as practicable, at its own option and expense, either: (i) procure the right for the Amersham to continue to sell the infringing Product, (ii) replace the infringing Product with a suitable non-infringing Product, or (iii) refund amounts paid by Amersham to Epoch for such infringing Products sold to customers and unused as of such date, accept the return of any such unsold infringing Products from Amersham, and compensate Amersham for any costs or expenses directly attributable to refunds made to Amersham's customers upon return of an affected Product. Epoch's indemnification obligations pursuant to Section 12.1(c) and 12.1(d) hereof with respect to a particular Product or third party claim shall be contingent upon Amersham meeting its obligations pursuant to Section 7.8 hereof with respect to such Product and such third party to which such claim relates.

        12.2 AMERSHAM INDEMNITY. Amersham agrees to indemnify, defend and hold harmless Epoch and its Affiliates from and against any claims, losses, damages, liabilities, causes of action, suits, costs and expenses, including all reasonable attorneys' fees and disbursements of counsel and expenses of investigation, incurred by Epoch or such Affiliates arising out of a third party claim relating to any breach by Amersham of its material representations, warranties, covenants and agreements under this Agreement.

        12.3 CLAIMS FOR INDEMNIFICATION. Whenever any indemnification claim arises under this Agreement, the party seeking indemnification (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis of such claim; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation hereunder unless and to the extent that such failure substantially prejudices the Indemnifying Party. The Indemnifying Party may, upon prior written notice to the Indemnified Party, assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Party, and shall thereafter be liable for all expenses incurred in connection with defense thereof, including attorneys' fees and expenses; provided, however, that if the Indemnifying Party assumes the defense of any such claim, the Indemnified Party may participate in such defense at its own expense and with counsel of its choice; provided further, however, that if there are one or more legal defenses available to the Indemnified Party that conflict with those available to the Indemnifying Party or there exists any other conflict of interest, the Indemnifying Party shall not have the right to assume the defense of such claim but the Indemnified Party shall have the right to employ separate counsel at the expense of the Indemnifying Party and to participate in the defense thereof. If the Indemnifying Party elects to control the defense of such claim, it shall do so diligently and shall have the right to settle any claim for monetary damages, provided such settlement includes a complete and absolute release of the Indemnified Party. Notwithstanding anything to the contrary, the Indemnifying Party may not settle any claims for fines, penalties or the like without the prior written consent of the Indemnified Party.

        12.4 THIRD PARTY INFRINGEMENT. In the case of any infringement or violation by any third party of any distribution or other rights granted to Amersham hereunder, Epoch shall have the right, but not the obligation, at Epoch's expense, to cause such third party to cease such infringement and to otherwise enforce such rights. Each party shall promptly notify the other of any such infringement or violation and Epoch shall keep Amersham informed as to the prosecution of any action for such enforcement. Amersham shall assist Epoch as reasonably requested in taking any such actions against any such infringer and may join with Epoch to recover lost profits in any action, suit or proceeding commenced, or claim made, by Epoch against such infringer. If Epoch fails to bring an action or proceeding with respect the foregoing within: (a) sixty (60) business days following the notice of alleged infringement or violation or (b) ten (10) days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Amersham shall have the right to bring and control any such action, by counsel of its own choice, at Amersham's own expense. In such event, Epoch shall assist Amersham as reasonably requested in taking any such actions against any such infringer and may join with Amersham to recover lost profits in any action, suit or proceeding commenced, or claim made, by Amersham against such infringer. Any amounts recovered as a result of any such action, suit, proceeding or claim shall be applied, first, to reimburse Epoch and Amersham for their out-of-pocket costs and expenses incurred in connection therewith, and, second, to compensate Epoch and Amersham for any lost profits resulting from such infringement as may be agreed upon by the parties.

        12.5 LIMITATION ON LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY HERETO OR ITS AFFILIATES FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, THE PERFORMANCE BY SUCH PARTY OF ITS OBLIGATIONS HEREUNDER OR THE MARKETING, DISTRIBUTION OR SALE OF PRODUCTS, AND WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS

LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED FOR HEREIN.

13. TERM AND TERMINATION.

        13.1 TERM. The term of this Agreement shall commence on the date hereof and shall continue until December 31, 2005, unless earlier terminated pursuant to Section 13.2. This term of this Agreement may be extended and renewed for successive one (1) year periods prior to the expiration of this Agreement by mutual agreement of the parties.

        13.2 TERMINATION OF AGREEMENT. This Agreement may be terminated as follows:

               (a) The parties may terminate this Agreement upon their mutual written agreement.

               (b) Epoch may terminate this Agreement if Amersham breaches any of its material representations, warranties, covenants or obligations under this Agreement and such breach continues for a period of thirty (30) days following Amersham's receipt of written notice from Epoch setting forth the nature of such breach; provided, however, that in the event such breach is not cured within such thirty (30) day period, Epoch may not terminate this Agreement if Amersham promptly commences to cure such breach within such thirty (30)day period and thereafter diligently pursues such cure to completion; provided further, however, that the cure period for any such breach shall not exceed sixty (60) days from the date of Amersham's receipt of written notice from Epoch.

               (c) Amersham may terminate this Agreement if Epoch breaches any of its material representations, warranties, covenants or obligations under this Agreement and such breach continues for a period of thirty (30) days following Epoch's receipt of written notice from Amersham setting forth the nature of such breach; provided, however, that in the event such breach is not cured within such thirty (30) day period, Amersham may not terminate this Agreement if Epoch promptly commences to cure such breach within such thirty (30) day period and thereafter diligently pursues such cure to completion; provided further, however, that the cure period for any such breach shall not exceed sixty (60) days from the date of Epoch's receipt of written notice from Amersham.

               (d) Either party may terminate immediately this Agreement by written notice upon the occurrence of any of the following events: (i) the other party is or becomes insolvent or unable to pay its debts as they become due within the meaning of the United States Bankruptcy Code (or any successor statute or foreign equivalent); or (ii) the other party appoints or has appointed a receiver for all or substantially all of its assets, or makes an assignment for the benefit of its creditors; or (iii) the other party files a voluntary petition under the United States Bankruptcy Code (or any successor statute or foreign equivalent); or (iv) the other party has filed against it an involuntary petition under the United States Bankruptcy Code (or any successor statute or foreign equivalent), and such petition is not dismissed within ninety
(90) days.

        13.3 CHANGE IN CONTROL. In the event of a Change in Control of Epoch and the surviving or controlling entity desires to distribute Products in any country in the Territory, then

Epoch shall have the right to terminate this Agreement with Amersham, with respect to such country or countries, in accordance with the following terms:

               (a) Epoch shall provide Amersham with a written notice of termination of this Agreement (the "CIC Notice"), to become effective one hundred eighty (180) days from the date of the notice (the "Notice Period");

               (b) Upon issuance of the CIC Notice, Epoch will accept the return of any unused Products for such country or countries, in its original packaging, for credit at the original price paid by Amersham for such Products; and

               (c) Provided that as of the effective date of termination, Amersham's distribution rights have not been converted to non-exclusive pursuant to the terms of this Agreement, Epoch shall pay to Amersham a "Termination Fee." The Termination Fee shall be calculated based upon the following percentages of Amersham's revenue from sales of Products to its non-Affiliate customers in the country or countries in which Epoch has terminated Amersham's distribution rights (excluding transportation costs, packing and shipping charges, and taxes (including sales, use, turnover value-added and excise taxes) and net of returns, rebates, adjustments and discounts) ("Net Revenue"). Net Revenue received in currency other than U.S. dollars shall be converted into U.S. dollars for such calculation on a quarterly basis, based on the average exchange rate during the applicable quarter, according to the exchange rates published in the U.S. edition of the Wall Street Journal:

                                             Amount Payable as a % of Net Revenues in 12
                                                           Months Preceding
                                             Effective Date of Termination in Applicable
          Effective Date of Termination                  Country or Countries
          -----------------------------      -------------------------------------------
                      2002                                       [*]%
                      2003                                       [*]%
                      2004                                       [*]%
        January 1, 2005 -- June 30, 2005                         [*]%
        July 1, 2005 -- December 31, 2005                        [*]%

               Notwithstanding any of the foregoing, in no event shall the Termination Fee exceed [*] percent ([*]%) of the consideration received by Epoch or its stockholders pursuant to the Change in Control transaction, as calculated as of the closing date of such transaction.

               The Termination Fee shall be payable to Amersham by Epoch or Epoch's successor within thirty (30) days following termination of this Agreement. Amersham shall provide Epoch with a report evidencing Amersham's Net Revenues for the applicable period and maintain complete and accurate records sufficient to enable Epoch to determine and confirm the



----------

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

accuracy of such report, and at the request and the expense of Epoch, upon at least ten (10) days' prior notice, Amersham shall permit Epoch to examine these records solely to the extent necessary to verify the accuracy of the report above.

        13.4 EFFECT OF TERMINATION. The expiration or earlier termination of this Agreement shall not relieve any party of any of its rights or liabilities arising prior to or upon such expiration or earlier termination. In addition, the provisions of Sections 10.1 and 10.1(b), and Articles 11 and 12 shall survive any expiration and termination. Within ten (10) business days following the effective date of the expiration or earlier termination of this Agreement, Amersham shall provide to Epoch a complete inventory of Products in Amersham's possession, in transit between Amersham's authorized locations or in transit to Amersham from Epoch or otherwise in Amersham's control. Within twenty (20) days following the effective date of expiration or earlier termination, Epoch may repurchase all or part of Amersham's then-existing inventory at a price equal to the price actually paid by Amersham (plus all taxes, duties, freight and insurance expenses); provided, however, that Amersham may, at its election, continue to sell Products within the Territory after the expiration or earlier termination of this Agreement for ninety (90) days following the effective date of expiration or earlier termination.

14. GENERAL PROVISIONS.

        14.1 FORCE MAJEURE. Neither party shall be liable to the other party for non-performance of or delay in performing its obligations hereunder (other than the payment of money) to the extent that performance is rendered impossible by strike, riot, war, acts of God, earthquake, fire, flood, governmental acts or orders or restrictions, failure of Epoch's suppliers or vendors to the extent beyond the reasonable control of Epoch, or any other reason to the extent that the failure to perform is beyond the reasonable control of the non-performing party.

        14.2 INDEPENDENT CONTRACTORS. The relationship of Epoch and Amersham established by this Agreement is that of independent contractors, and nothing shall be deemed to create or imply any employer/employee, principal/agent, partner/partner or co-venturer relationship, or that the parties are participants in a common undertaking. Neither party shall have the right to direct or control the activities of the other party or incur or assume any obligation on behalf of the other party or bind such other party to any obligation for any purpose whatsoever.

        14.3 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without reference to rules of conflicts or choice of laws.

        14.4 ENTIRE AGREEMENT. This Agreement, including the Exhibits, set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior oral and written, and all contemporary oral, negotiations, agreements and understandings with respect to the same.

        14.5 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, facsimile or telex, or by registered or certified mail (postage prepaid, return receipt requested), to the other party at the following address (or at such other address for which such party gives notice hereunder):


        If to Amersham, to:           AMERSHAM BIOSCIENCES CORP.
                                      800 Centennial Avenue PO Box 1327
                                      Piscataway, New Jersey 08855
                                      Attention:  General Counsel
                                      Telephone:  [*]
                                      Telecopier: [*]

        If to Epoch, to:              EPOCH BIOSCIENCES, INC.
                                      21720 23rd Drive, S.E., Suite 150
                                      Bothell, Washington  98021
                                      Attention:  Chief Executive Officer
                                      Telephone:  [*]
                                      Telecopier: [*]


        14.6 ASSIGNMENT AND BINDING EFFECT. Except as otherwise provided in this Agreement, neither party may, directly or indirectly, assign its rights or delegate its duties under this Agreement without the prior written consent of the other party, provided however, this Agreement may be assigned by Epoch in connection with any sale or transfer of the business to which it relates. No permitted assignment of rights or delegation of duties under this Agreement shall relieve the assigning or delegating party of its liabilities hereunder. This Agreement is binding upon, and inures to the benefit of, the parties and their respective successors and permitted assigns.

        14.7 PARTIAL INVALIDITY. If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall remain, nevertheless, in full force and effect. The parties agree to renegotiate in good faith any term held invalid and to be bound by the mutually agreed substitute provision in order to give the most approximate effect intended by the parties.

14.8 NO WAIVER; AMENDMENT. No waiver of any term or condition of this Agreement shall be valid or binding on any party unless agreed to in writing by the party to be charged. The failure of either party to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be construed to be a present or future waiver of such provisions, nor in any way



----------

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

affect the validity of either party to enforce each and every such provision thereafter. This Agreement may not be amended or modified except by the written agreement of the parties.

        14.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one instrument.

        14.10 CONSTRUCTION; INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any article, section, recital, exhibit, schedule and party references are to this Agreement unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party.

        14.11 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other and execute such instruments, documents and agreements and take such further actions to carry out the intents and purposes of this Agreement.

        14.12 PRESS RELEASES AND ANNOUNCEMENTS. Except as may be contemplated hereunder, neither party may issue any press release or make any public announcement concerning the transactions contemplated by this Agreement without the prior consent of the other party, except for any releases or announcements which may be required by or, in such party's discretion, reasonably necessary under applicable law, in which case the party proposing to make such release or announcement will allow the other party a reasonable opportunity to review and comment on such release or announcement in advance of such issuance or making.

        14.13 ATTORNEYS' FEES. In the event of any action, suit or proceeding, the prevailing party shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable fees of attorneys and other professionals.

        14.14 ALTERNATIVE DISPUTE RESOLUTION. The parties shall initially attempt in good faith to resolve any significant controversy, claim, allegation of breach or dispute arising out of or relating to this Agreement (hereinafter collectively referred to as a "Dispute") through negotiations between senior executives of Amersham and Epoch. If the Dispute is not resolved within thirty
(30) days (or such other period of time mutually agreed upon by the parties) of notice of the Dispute (the "Executive Resolution Period"), then the parties agree to submit the Dispute to arbitration as provided herein. Unless otherwise mutually agreed by the parties, only if the Dispute is not resolved through negotiations as set forth herein, may a party resort to arbitration.

               (a) Any controversy, dispute or claim arising out of or relating to this Agreement (or the breach hereof) that cannot be resolved by good faith negotiation between or among the parties shall be finally submitted to the American Arbitration Association ("AAA") for final and binding arbitration pursuant to the Commercial Arbitration Rules of the AAA. Such arbitration shall be held in Seattle, Washington, before a single arbitrator who shall be a retired federal or Washington state judge. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator shall be final, unappealable and binding, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be authorized to award any relief, whether legal or equitable, to the party so entitled to such relief.

               (b) In respect of any suit, action or other proceeding relating to the enforcement of any award rendered by the arbitrator, each party irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in the City of Seattle, State of Washington.

               (c) The arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorney's fees and expenses of the parties as the arbitrator deems appropriate. In the absence of any such apportionment, the prevailing party in any arbitration or other proceeding shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses, including court costs and reasonable fees of attorneys and other professionals.

               (d) The parties agree that this Section 14.14 has been included to resolve rapidly and inexpensively any claims or disputes between them with respect to this Agreement, and that this Section 14.14 shall be grounds for dismissal of any action commenced by any party in any court with respect to any controversy, dispute or claim arising out of or relating to this Agreement (or the breach hereof).

        IN WITNESS WHEREOF, each of the undersigned has caused this Exclusive Distribution and License Agreement to be duly executed as of the date first written above.

                                     AMERSHAM BIOSCIENCES CORP.
                                     a Delaware corporation


                                     By: /s/ MARTIN TRICARICO
                                        ---------------------------------------


                                     Name: Martin Tricarico
                                          --------------------------------------


                                     Title: Vice President, Business Development
                                           -------------------------------------


                                     EPOCH BIOSCIENCES, INC.,
                                     a Delaware corporation


                                     By:  /s/ WILLIAM G. GERBER
                                        ----------------------------------------


                                     Name:  William G. Gerber
                                          --------------------------------------


                                     Title: President & Chief Executive Officer
                                           -------------------------------------

                                    EXHIBIT C

                          MGB ECLIPSE SOFTWARE LICENSE

                     MGB ECLIPSE SOFTWARE LICENSE AGREEMENT

This MGB Eclipse Software License Agreement ("Agreement") is made on July 25th, 2002 (the "Effective Date") between Epoch Biosciences, Inc. ("Licensor"), a Delaware corporation, and Amersham Biosciences Corp., (the "Licensee"), a Delaware corporation.

                                    RECITALS

A. Licensor has certain rights and interests in certain computer software which provides a means to choose oligonucleotides for DNA and RNA based laboratory methods.

B. Licensee is engaged in the business of providing products and technologies for analyzing genetic variations.

C. Licensor and Licensee are parties to that certain Distribution and License Agreement (the "Distribution Agreement"), of even date herewith, pursuant to which Licensor has appointed Licensee as its exclusive distributor of certain of its Products in a designated Field (each as defined in the Distribution Agreement), and Licensee has accepted such appointment.

D. Licensor desires to license to Licensee certain of its computer software on a limited basis in order to enable Licensee to use such software in the manner contemplated herein, and Licensee desires to accept such license on the terms set forth herein.

NOW THEREFORE, in consideration of the terms and conditions of this Agreement, the parties agree as follows:

1. Grant of License and Use of Product.

(a) Subject to the terms, conditions and restrictions set forth herein, Licensor grants to Licensee a limited, revocable, non-exclusive, non-sublicensable and nontransferable license to (i) install and execute a single copy of the software described on Appendix A hereto in binary executable form only (the "Software"), on computers or servers owned and operated by or on behalf of Licensee which host web site(s) owned and operated by or on behalf of Licensee (which web site(s) are accessible via the Internet using an industry standard web browser), to enable customers of Licensee to access and use the Software via such web site(s) to choose oligonucleotides for DNA and RNA based laboratory methods,
(ii) utilize the ordering function of the Software to place orders with Licensor for Licensor's custom oligonucleotide hybridization probes, subject to the terms of the Distribution Agreement, and (iii) to use any accompanying documentation provided to Licensee by Licensor in connection with the license granted in subsection (i) above. Licensee may make one copy of the Software for backup or archival purposes; provided that such copy is subject to this Agreement and contains all proprietary notices. Licensee may not make any other copies of the Software or any part thereof without the prior permission of Licensor.

(b) Without limiting the foregoing, Licensee may not, and may not permit or cause others to:

(i) alter or modify, or create derivative works from the Software or any accompanying documentation;

(ii) copy any portion of the code that constitutes the Software;

(iii) copy or use any of the parameters or algorithms within the Software for any purpose;

(iv) publish, rent, sell, loan, lease, distribute, redistribute, transmit, license, sublicense or otherwise transfer or assign the Software or any accompanying documentation whether by operation of law or otherwise, with or without consideration, and through any means including without limitation the Internet or other electronic means (except as expressly set forth in Section 1(a)(i));

(v) translate, decipher, reverse assemble, reverse compile or reverse engineer the Software, or otherwise attempt to discover any source code or underlying Proprietary Information (as that term is defined below);

(vi) publish or provide any results of any tests run, accounts or other information regarding the Software to any third party without Licensor's prior written consent or permit any third party to perform such tests; or

(vii) delete, remove or obscure any proprietary notices of Licensor on the Software or any accompanying documentation.

2. Ownership. Title to, ownership of and intellectual property rights in the Software, any accompanying documentation, Proprietary Information (as defined below) and all copies thereof shall, as between Licensor and Licensee, be and at all times remain with Licensor or its designees, as applicable. All rights not expressly licensed herein are reserved to Licensor. Any corrections, bug fixes, enhancements, updates, modifications (including custom modifications), materials, information, ideas, concepts or know-how to the Software or any accompanying documentation, provided by Licensee or otherwise, shall be owned by Licensor, as applicable. Licensee hereby acknowledges that this Agreement is a license agreement and not an agreement for sale.

3. Consideration. The rights granted to Licensee hereunder are in consideration of the mutual promises and obligations of the parties pursuant to the Distribution Agreement. This Agreement does not grant to Licensee the right to any maintenance or support services, except as provided for in the Distribution Agreement, or to any enhancement or updates of the Software, other than updates to the Probeity For Eclipse version of the Software developed by Epoch.

4. Acknowledgments. Licensee expressly acknowledges that Licensee is solely responsible for any use of the Software, and such use will be entirely at Licensee's own risk. Licensee agrees that the Software shall not be used for or in connection with any illegal purpose (including but not limited to intellectual property infringement, fraud or defamation).

5. Nondisclosure. Licensee acknowledges that, in the course of using the Software pursuant to this Agreement, Licensee may obtain confidential or proprietary information relating to the Software, any accompanying documentation or Licensor, including without limitation all technical, know-how, parameters, settings, algorithms and specifications ("Proprietary Information"). Such Proprietary Information shall belong solely to Licensor. Proprietary Information shall not include information that is or becomes publicly known through no wrongful act of Licensee or other licensees of the Software. Licensee shall not use or disclose

Proprietary Information to third parties without the written consent of Licensor, and Licensee agrees to undertake reasonable measures to maintain the Proprietary Information in confidence. Licensee agrees to report immediately to Licensor any unauthorized use or disclosure of Proprietary Information of which Licensee has actual knowledge.

6. Warranty Disclaimer. Licensor has no control over the conditions under which Licensee uses the Software and does not and cannot warrant the results obtained or not obtained by such use.

LICENSOR HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY THAT LICENSEE'S USE OF THE SOFTWARE WILL BE UNINTERRUPTED OR THAT THE OPERATION OF THE SOFTWARE WILL BE ERROR-FREE OR SECURE. LICENSOR FURTHER DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE SOFTWARE INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES AGAINST INFRINGEMENT OF THIRD PARTY RIGHTS, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. LICENSEE ACKNOWLEDGES THAT THE SOFTWARE IS PROVIDED "AS IS" AND MAY NOT BE FUNCTIONAL ON ANY MACHINE OR IN ANY ENVIRONMENT. LICENSEE ASSUMES ALL RISK OF THE USE, QUALITY, AND PERFORMANCE OF THE SOFTWARE.

7. Limitation of Remedies and Damages. IN NO EVENT SHALL LICENSOR OR ITS AFFILIATES, OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS BE RESPONSIBLE OR LIABLE FOR ANY LOST PROFITS, LOSS OF GOODWILL, WORK STOPPAGE, COMPUTER FAILURE, LOSS OF INFORMATION, LOSS OF DATA, OR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER DAMAGES (EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY ARISING OUT OF OR RELATING IN ANY WAY TO THE SOFTWARE OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT. LICENSOR SHALL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY DELAY IN FURNISHING THE SOFTWARE OR ANY OTHER PERFORMANCE UNDER THIS AGREEMENT. LICENSEE'S SOLE REMEDY FOR DISSATISFACTION WITH THE SOFTWARE IS TO TERMINATE THIS AGREEMENT PURSUANT TO SECTION 14 BELOW. IN NO EVENT SHALL LICENSOR'S LIABILITY EXCEED THE AMOUNT, IF ANY, THAT LICENSEE HAS ACTUALLY PAID TO LICENSOR FOR THE RIGHT TO USE THE SOFTWARE. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF WARRANTY OR LIABILITY, SO THE FOREGOING EXCLUSIONS AND LIMITATIONS MAY NOT APPLY TO LICENSEE.

8. Indemnification. Licensee shall defend, indemnify and hold Licensor harmless against any and all claims, damages, losses, costs or other expenses (including reasonable attorneys' fees) that arise directly or indirectly out of or from Licensee's breach of this Agreement or the use of the Software by Licensee or by others to whom Licensee has provided access to the Software.

9. Nonassignability. Neither Licensee's rights nor Licensee's obligations arising under this Agreement are assignable or otherwise transferable by Licensee (whether voluntarily or by operation of law) without the express written consent of Licensor, and any such prohibited assignment or transfer shall be void and without effect. If Licensor should so consent in writing, the assignee shall be bound by all of the terms and conditions of this Agreement. Licensor may assign any or all of its rights or obligations hereunder without the consent of Licensee. Subject to the provisions of this Section 9, this Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective permitted successors and assigns.

10. Government Licensee. If Licensee is licensing the Software on behalf of any unit or agency of the United States Government, the following applies: The Software and any Proprietary Information is provided with RESTRICTED RIGHTS. Use, duplication or disclosure by the Government is subject to restrictions as set forth in Subparagraphs (a) through (d) of the Commercial Computer-Restricted Rights clause at FAR 52.227-19 when applicable, or in Subparagraph 252.227-7013
(c)(1)(ii) of the Rights in Technical Data and Computer Software at DFARS, and in similar clauses in the NASA FAR Supplement. Contractor/manufacturer is Epoch Biosciences, Inc. at 21720 -- 23rd Drive SE, #150, Bothell, Washington 98021.

11. Applicable Law and Forum. This Agreement is entered into in the State of Washington and shall be governed by and construed in accordance with the laws of the State of Washington, exclusive of its choice of law rules. Each party to this Agreement hereby submits to the exclusive jurisdiction of the state and federal courts sitting in King County in the State of Washington for the purpose of resolving any dispute arising under or relating to this Agreement, and each party hereby waives any jurisdictional, venue or inconvenient forum objections to such courts. In any action to enforce this Agreement, the prevailing party will be entitled to costs and attorneys' fees.

12. Entire Agreement. The parties intend that the terms of this Agreement shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement. Any modifications of this Agreement must be in writing and signed by both parties hereto. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. No waiver of any breach of this Agreement shall be effective unless made in writing and signed by an authorized representative of the waiving party.

13. Equitable Relief. Licensee acknowledges and agrees that, due to the unique nature of the Software and Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow Licensee or third parties to unfairly compete with Licensor resulting in irreparable harm to, and therefore, that, upon any such breach or threat thereof, Licensor shall be entitled to injunctions and other appropriate equitable relief in addition to whatever remedies they may have at law.

14. Termination. This Agreement shall be effective upon the Effective Date, and shall terminate concurrently with the termination of the Distribution Agreement. This Agreement may also be terminated by Licensor immediately upon notice to Licensee in the event of any breach by Licensee of the terms of this Agreement or upon Licensee's insolvency, bankruptcy, suspension of business, assignment of assets for the benefit of creditors, voluntary dissolution, or appointment of a trustee for all or any substantial portion of Licensee's assets. In the event that this Agreement is terminated for any reason, Licensee shall not be entitled to any refund or credit



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
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of fees paid or payable hereunder. The following provisions shall survive expiration or termination of this Agreement: Section 2 and Sections 4 through 19, inclusive.

Upon expiration or termination of this Agreement, Licensee will immediately destroy or erase all copies of the Software and any Proprietary Information and, upon Licensor's request, promptly confirm destruction of same by signing and returning to Licensor an "affidavit of destruction" acceptable to Licensor.

15. Export Controls. Licensee acknowledges that none of the Software or Proprietary Information may be downloaded, transferred or otherwise exported or re-exported (i) into (or to a national or resident of) Cuba, Iran, Iraq, Libya, North Korea, Sudan, Syria or any other country to which the United States has embargoed goods; or (ii) to anyone on the U.S. Treasury Department's list of Specially Designated Nationals or the U.S. Commerce Department's Table of Denial Orders. Licensee represents and warrants that he/she/it is not located in, under the control of, or a national or resident of any such country or on any such list.

16. Taxes. Licensee will pay all federal, state and local sales, personal property, ad valorem and any other taxes (but not including Licensor's income taxes) arising as a result of this Agreement.

17. Relationship of Parties. The parties to this Agreement are independent contractors. No joint venture, agency or partnership, express or implied, is granted under this Agreement.

18. Headings. The headings used in this Agreement are for convenience only and shall not be considered in construing or interpreting this Agreement.

19. Notices. Unless herein provided otherwise, any notices required or permitted under this Agreement to either party shall be sent to by registered or certified mail or by express, overnight delivery, to the addresses set forth below each parties name on the signature page to this Agreement (or at such other address of which a party may from time to time notify the other party).



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 IN WITNESS WHEREOF, the parties have executed this MGB Eclipse Software License
Agreement as of the Effective Date.

LICENSOR                                     LICENSEE
EPOCH BIOSCIENCES, INC.                      AMERSHAM BIOSCIENCES CORP.

By:  /s/ WILLIAM G. GERBER                   By:  /s/ MARTIN TRICARICO
    ------------------------------------         -------------------------------

Print Name:  William G. Gerber               Print Name:  Martin Tricarico
            ----------------------------                 -----------------------

Its: President & Chief Executive             Its: Vice President, Business
     Officer                                      Development
     -----------------------------------          ------------------------------



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                                   APPENDIX A
                                LICENSED SOFTWARE

1.      Licensed Software:
[*]




----------

* CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.




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